UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         August 19, 2004

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Item 5. Other Events and Regulation FD Disclosure.

        On August 19, 2004, Hibernia Corporation issued a news release dated August 19, 2004, announcing that it has signed a letter of intent to sell its approximately $10-billion third-party residential mortgage servicing portfolio to CitiMortgage, Inc.

Item 7(c). Exhibits

        The exhibit listed below is being filed pursuant to Item 5 hereof as a part of this current report on Form 8-K.

Exhibit No.	Description
99.42	News Release issued by the Registrant on August 19, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2004	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel

	EXHIBIT INDEX
Exhibit No.	Description	Page No.
99.42	News Release Issued by the Registrant on August 19, 2004	3

EXHIBIT 99.42

NEWS RELEASE––HIBERNIA

MEDIA INQUIRIES:	INVESTOR INQUIRIES:	FOR IMMEDIATE RELEASE
Steven Thorpe--Vice President,	Trisha Voltz--Senior Vice President	August 19, 2004
Public Relations	and Manager, Investor Relations
Office: (504) 533-2753	Office: (504) 533-2180
E-mail: sthorpe@hibernia.com	E-mail: tvoltz@hibernia.com

Hibernia to Sell Mortgage Servicing Portfolio,
Will Continue to Originate Mortgages Throughout Its Markets

        NEW ORLEANS – Hibernia today announced it has signed a letter of intent to sell its approximately $10-billion third-party residential mortgage servicing portfolio to CitiMortgage, Inc.

        Excluding any gain and expenses associated with the transaction, Hibernia does not expect its net income for 2004 to be impacted by this sale and is not changing previously issued guidance. The company remains comfortable that it will meet the high end of its earnings goal of 8-10% annual growth for 2004 and believes it may exceed this goal if the initial positive impact of the recently completed Coastal Bancorp merger continues.

        Denver-based Matrix Bancorp Trading, Inc., is acting as sales adviser to Hibernia.

        Hibernia will continue to originate home loans after the sale. The company offers a full range of residential mortgage products and will continue to lead in many local and state affordable-housing programs after the sale. Hibernia has been Louisiana’s market-share leader in mortgage originations for eight consecutive years, according to the Mortgage Bankers Association of America.

        “Fluctuating interest rates over the past two years have impacted the value of mortgage servicing rights and resulted in volatility in the mortgage servicing income stream for Hibernia and many other banks,” said Paul Peters, mortgage banking president for Hibernia. “Based on our ongoing analysis of the mortgage servicing asset and our desire to limit earnings volatility in this area, we decided to exit the third-party mortgage servicing business. We will now direct most of our mortgage banking efforts toward retail residential origination and release the servicing rights to others in the industry.”

        “For some time, we have been considering options related to mortgage servicing rights,” said Herb Boydstun, Hibernia president and CEO. “We believe our shareholders’ interests are best-served by the sale of third-party servicing, as opposed to retaining this volatile asset. Mortgage originations are and will remain an important part of our business. With our strong sales focus, we are well-positioned to maintain our leading position in Louisiana, and we continue to attract customers in high-growth Texas markets where we also are expanding our retail mortgage origination business.”

        The sale of the portfolio, which is subject to execution of a mutually acceptable purchase agreement and completion of due diligence by CitiMortgage as well as required approvals and other customary conditions, is expected to be completed by Sept. 30, with transfer of mortgage files to occur in first-quarter 2005. The company will continue to service approximately $2 billion of Hibernia-owned adjustable-rate mortgages (ARMs) and to own a $650 million portfolio that is serviced by others for Hibernia.

        Approximately 80 employees work in Hibernia’s mortgage-servicing operation, located in Baton Rouge. It is anticipated some positions will be eliminated. However, with the enhancement of processes to support the strengthened emphasis on mortgage origination and with approximately 300 current vacancies at Hibernia, the company will work to place as many of the affected employees as possible. Employees who are not retained will be provided with severance packages and outplacement assistance.

        Hibernia is on Forbes magazine’s list of the world’s 2,000 largest companies and Fortune magazine’s list of America’s top 1,000 companies according to annual revenue. Hibernia has $21.3 billion in assets and 310 locations in 34 Louisiana parishes and 34 Texas counties. Hibernia Corporation’s common stock (HIB) is listed on the New York Stock Exchange.

Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, servicing costs, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard-setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, unexpected costs or issues in its expansion or acquisition plans and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements and could impact Hibernia’s ability to achieve the goals described in its mission statement. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.